                                                                    Exhibit 21.1


                                  Subsidiaries



            Name                                        Jurisdiction
            ----                                        ------------
Clark Material Handling GmbH                               Germany

   Clark Maquinaria S.A.                                   Spain

   Clark Material Handling France*                         France

Clark Material Handling of Canada, Ltd.                    Canada

Clark Forklift Korea, Inc.                                 Korea

Clark Empilhaderas do Brasil Ltda.                         Brazil

------------------------------

* Clark Material Handling France owns a 40% interest in Flandres Manutention S.A, a French corporation, which interest is being sold.